Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 27, 2025, relating to the financial statements of SOW Good, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Urish Popeck & Co., LLC
Pittsburgh, PA
August 19, 2025